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                                                                   EXHIBIT 99.2


                  [LETTERHEAD OF J.P. MORGAN SECURITIES, INC.]

PERSONAL AND CONFIDENTIAL

July 24, 2000


Board of Directors
Johns Manville Corporation
717 17th Street
Denver, Colorado 80202


RE:  Registration Statement (File No. 333- ) of Johns Manville Corporation


Ladies and Gentlemen:


Reference is made to our opinion letter dated June 22, 2000 with respect to the fairness from a financial point of view to the stockholders of the Johns Manville Corporation (the "Company") entitled to receive the Common Stock Merger Consideration (as defined below) (the "Public Stockholders") in connection with the proposed merger (the "Merger") of the Company with HB Merger LLC (the "Merger Company"), a Delaware corporation jointly owned by Bear, Stearns Merchant Fund Corp. and Hicks, Muse, Tate & Furst, Inc. (the "Sponsors"), pursuant to the Agreement and Plan of Merger, dated as of June 22, 2000 (the "Agreement"), among the Company, the Merger Company and HB Finance LLC, the Merger Company will be merged with and into the Company, and the Public Stockholders of the Company will receive for each share of Common Stock, par value $0.01 per share, of the Company held by them consideration (the "Common Stock Merger Consideration") equal to $13.625 per share in cash and 0.02 fully paid and nonassessable shares of Series A Redeemable PIK Preferred Stock (the "Preferred Stock") of the Company as survivor of the Merger (in such capacity, the "Surviving Corporation").

Reference is also made to our opinion letter dated June 22, 2000 with respect to the fairness from a financial point of view to the stockholders of the Company (other than Manville Personal Injury Settlement Trust (the "Trust") (the "Public Stockholders") of the consideration to be paid by the Company to the Trust pursuant to the Tax Matters and Amended Trust Relationship Agreement, dated as of June 22, 2000 (the "Tax Agreement"), between the Company and the Trust.

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The foregoing opinion letters are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinions in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinions of our Firm under the captions "Summary - Opinions of Johns Manville Financial Advisor", "Opinions of Financial Advisors" and "The Merger Transaction - Opinions of J.P. Morgan" and to the inclusion of the foregoing opinions in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ J.P. Morgan Securities, Inc.
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(J.P Morgan Securities, Inc.)